Exhibit 4.6

SECOND AMENDMENT TO RIGHTS AGREEMENT

BETWEEN TELIK, INC. AND

COMPUTERSHARE SHAREHOLDER SERVICES, INC. AND

COMPUTERSHARE TRUST COMPANY, N.A.

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 11th day of December, 2006, by and between TELIK, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE SHAREHOLDER SERVICES, INC. AND COMPUTERSHARE TRUST COMPANY, N.A. (the “Rights Agent”) to amend the Rights Agreement, dated November 2, 2001, by and between the Company and Wells Fargo Bank Minnesota, N.A., replaced by Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”).

WHEREAS, pursuant to the Rights Agreement, certain rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share, become exercisable, subject to the terms and conditions set forth in the Rights Agreement, if there is a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding Common Shares of the Company (an “Acquiring Person”) or 10 business days following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity becoming an Acquiring Person;

WHEREAS, on May 18, 2006, pursuant to Section 27 of the Rights Agreement, the Rights Agreement was amended to exclude Eastbourne Capital Management, L.L.C. (“ECM”), Black Bear Offshore Master Fund, L.P., a Cayman Islands limited partnership (“BBOM”), and Richard J. Barry (“Barry,” and together with ECM, BBOM, Black Bear Fund I, L.P., a California limited partnership, and Black Bear Fund II, L.L.C., a California limited liability company, the “Eastbourne Entities”) from the definition of an “Acquiring Person”, but only so long as none of the Eastbourne Entities, together with any of their respective affiliates or associates, either individually or collectively, is the beneficial owner of 25% or more of the Common Shares then outstanding;

WHEREAS, the Eastbourne Entities have reported that they beneficially owned in the aggregate 23.6% of the Common Shares of the Company;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exclude the Eastbourne Entities from the definition of an “Acquiring Person”, but only so long as none of the Eastbourne Entities, together with any of their respective affiliates or associates, either individually or collectively, is the beneficial owner of 30% or more of the Common Shares then outstanding (the “Eastbourne Percentage”); provided, however, that effective at 11:59 pm Eastern Time on the date (the “Measurement Date”) on which the Company publicly announces that it has received approval from the U.S. Food and Drug Administration to market the Company’s product candidate that is known as Telcyta as of the date of this Agreement, the Eastbourne Percentage would be automatically, and without further action or approval of the Company or any of the Eastbourne Entities or their respective Affiliates or Associates, amended to be the greater of (a) 25% or (b) the percentage (not to exceed 30%) of the Beneficial Ownership of the Common Shares outstanding collectively held by the Eastbourne Entities together with any of their respective Affiliates or Associates, either individually or collectively, as of the Measurement Date; and

WHEREAS, the Board of Directors of the Company has approved this Second Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.  Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares then outstanding. Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan, or (v) any of Eastbourne Capital Management, L.L.C. (solely in connection with investment power exercisable by Eastbourne Capital Management, L.L.C. with respect to Common Shares managed for Black Bear Offshore Master Fund, L.P., a Cayman Islands limited partnership, Black Bear Fund I, L.P., a California limited partnership, and Black Bear Fund II, L.L.C., a California limited liability company), Black Bear Offshore Master Fund, L.P., a Cayman Islands limited partnership, Black Bear Fund I, L.P., a California limited partnership, Black Bear Fund II, L.L.C., a California limited liability company, and Richard J. Barry (collectively the “Eastbourne Entities”), but only so long as none of the Persons described in this clause (v), together with any of their respective Affiliates or Associates, either individually or collectively, is the Beneficial Owner of 30% or more of the Common Shares then outstanding (the “Eastbourne Percentage”); provided, however, that effective at 11:59 pm Eastern Time on the date (the “Measurement Date”) on which the Company publicly announces that it has received approval from the U.S. Food and Drug Administration to market the Company’s product candidate that is known as Telcyta as of the date of this Agreement, the Eastbourne Percentage would be automatically, and without further action or approval of the Company or any of the Eastbourne Entities or their respective Affiliates or Associates, amended to be the greater of (a) 25% or (b) the percentage (not to exceed 30%) of the Beneficial Ownership of the Common Shares outstanding collectively held by the Eastbourne Entities, together with any of their respective Affiliates or Associates, either individually or collectively, as of the Measurement Date, and (B) no Person shall become an “Acquiring Person” either (x) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% (or the Eastbourne Percentage then in effect with respect to the Eastbourne Entities) or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 20% (or the Eastbourne Percentage then in effect with respect to the Eastbourne Entities) of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (y) as the result of the acquisition of Common Shares directly from the Company, provided, however that if a Person shall become the Beneficial

Owner of 20% (or the Eastbourne Percentage then in effect with respect to the Eastbourne Entities) or more of the Common Shares then outstanding by reason of share purchases directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior written consent of the Company and shall then Beneficially Own more than 20% (or the Eastbourne Percentage then in effect with respect to the Eastbourne Entities) of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person” or (z) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), but in any event within five Business Days, following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 20% (or the Eastbourne Percentage then in effect with respect to the Eastbourne Entities) or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).”

3.  All references in the Rights Agreement to “20%” shall be followed by “(or the Eastbourne Percentage then in effect with respect to the Eastbourne Entities)”, other than in the definition of “Acquiring Person” set forth in Section 1(a), which is amended as provided above.

4.  Except as expressly set forth herein, this Second Amendment shall not alter, modify, amend or in any affect any of the terms, conditions, covenants, obligations or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

5.  If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.  This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.  This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties herein have caused this Second Amendment to be duly executed and attested, all as of the date and year first above written.

TELIK, INC.

By:	/s/ Dr. Michael M. Wick
Name:	Dr. Michael M. Wick
Title:	Chairman, President and Chief Executive Officer

COMPUTERSHARE SHAREHOLDER SERVICES, INC.

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Managing Director

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Managing Director